Exhibit 99.(a-10)

THE ALGER AMERICAN FUND

CERTIFICATE OF AMENDMENT

The undersigned, being the Secretary of The Alger American Fund (the “Trust”), a Trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Agreement and Declaration of Trust dated April 6, 1988, as amended (the “Declaration of Trust”), and the affirmative vote of a Majority of the Trustees at a meeting duly called and held on February 5, 2008, the Declaration of Trust is amended as follows:

1.                                       The name of the Alger American Growth Portfolio established by Section 6.1 of the Declaration of Trust and amended by consent dated April 28, 1988, is hereby further amended to be the “Alger American LargeCap Growth Portfolio” as of May 1, 2008.

2.                                       The name of the Alger American Small Capitalization Portfolio, established by Section 6.1 of the Declaration of Trust and amended by consent dated April 28, 1988, is hereby further amended to be the “Alger American SmallCap Growth Portfolio” as of May 1, 2008.

3.                                       The name of the Alger American Leveraged AllCap Portfolio established by Section 6.1 of the Declaration of Trust and by the Certificate of Designation dated February 16, 1994, is hereby amended to be the “Alger American Capital Appreciation Portfolio” effective as of May 1, 2008.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 12th day of February, 2008.

/s/ Hal Liebes
Hal Liebes
Secretary